MINUTES OF BOARD MEETING

PEPMESH INC.

A Corporation established in the State of Delaware

The Directors of PepMesh Inc., a Corporation established in the State of Delaware (the “Company”), held this Board meeting of the Company on January 16, 2017, having RESOLVED THAT:

1.

Pursuant to Section 241 of the General Corporation Law of the State of Delaware, the Board hereby proposes the amendment of the Company’s Certificate of Incorporation (the “Proposed Amendment”) in order to change the name of the corporation to “Zipmesh Inc.”

2.

To declare the advisability of the Proposed Amendment.

3.

To call the appropriate shareholders meeting in order to discuss and vote upon the Proposed Amendment.

There being no further business requiring board action or consideration, the undersigned have duly approved the matters above and executed these Minutes of Board Meeting on the date first written above.

Mr. Felipe Bancich Garcia Neuwald Director

Minutes recorded by:

__________________________________ Mr. Davi Guedes Neves

Secretary